Exhibit 99.1

Taylor Capital Group Announces Results of Exchange Offer and

Annual Meeting of Stockholders

CHICAGO, IL – May 13, 2010 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC) announced today the results of its offer (the “Exchange Offer”) to issue to each holder of the Company’s Series A Preferred Stock 3 shares of the Company’s Common Stock. The Exchange Offer expired at 4:00 p.m., Chicago time, on May 12, 2010.

According to preliminary information provided by Wilmington Trust Company, the exchange agent for the Exchange Offer, all 2,400,000 shares of the Company’s Series A Preferred Stock were validly tendered and not withdrawn in the Exchange Offer. In the aggregate, the Company will issue 7,200,000 shares of Common Stock, representing approximately 39.4 percent of the Company’s Common Stock outstanding, in exchange for 2,400,000 tendered shares of Series A Preferred Stock. All such shares of Series A Preferred Stock received in the Exchange Offer will be retired upon receipt.

The Exchange Offer was made to holders of Series A Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. This press release is not an offer to exchange or a solicitation of an offer to exchange with respect to any securities.

In addition to consummation of the Exchange Offer, the Company today held its Annual Meeting of Stockholders at which the Company’s stockholders approved (a) the participation of, and the issuance of shares of Common Stock to, certain of the Company’s directors and officers in the Exchange Offer, (b) an amendment of the Company’s Third Amended and Restated Certificate of Incorporation to re-establish the

Company’s executive committee, and (c) the re-election of the following members of the Board of Directors: Bruce W. Taylor, Mark A. Hoppe, Harrison I. Steans, Ronald L. Bliwas, C. Bryan Daniels, Ronald D. Emanuel, M. Hill Hammock, Michael H. Moskow, Louise O’Sullivan, Melvin E. Pearl, Shepherd G. Pryor, IV, Jennifer W. Steans, Jeffrey W. Taylor and Richard W. Tinberg. The directors will hold office until the 2011 Annual Meeting of Stockholders or until their successors are elected and qualified.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Exchange Offer. Any representation to the contrary is a criminal offense.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, one of Chicago’s leading middle market commercial banks. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Media Contact:	Ilene Stevens
847.653.7731

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